EXHIBIT 99.1

17 January 2011
To:
Chaim Hadad
12 Hamefalsim Street, Petach Tikva
Israel

Dear Chaim,

Re: Engagement Letter with Defense Industries International, Inc.

With reference to the recent discussions held between yourself and Defense Industries International, Inc. (the "Company"), in respect of your employment and appointment as the Chief Financial Officer of the Company, please be kindly informed as follows:

1.	Employer. You will be employed by one of the Company's Israeli subsidiaries.

2.	Position. You will serve as the Chief Financial Officer of the Company.

3.	Monthly salary and benefits. Under your engagement by the Company, you will be entitled to the following benefits:

3.1	an annual salary in the amount of approximately US$90,000;

3.2	the pension benefits customary in Israel; and

3.3	a Company car and mobile phone in accordance with the relevant policy of the Company.

4.	Commencement date. Your employment with the Company shall commence on 17 January 2011.

5.	Vacation days. You shall be entitled to 22 annual vacation days that cannot be accumulated and/or rolled-over to the next calendar year.

6.	Prior Notice. The Company and you shall be each entitled to end your employment with the Company, by providing a prior written notice of 90 days.

7	The Company and you shall enter into a definitive employment agreement in the form customary to the Company, within 30 days as of the date of this letter.

Kind regards,

Uri Nissani
CEO and President
Defense Industries International, Inc.

Accepted and agreed to this 17 day of January, 2011

/s/Chaim Hadad
Haim Hadad